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PROSPECTUS SUPPLEMENT #5                        FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED JUNE 30, 2000)                   REGISTRATION NO. 333-31894

                       ECHOSTAR COMMUNICATIONS CORPORATION

                                 $1,000,000,000
                 4 7/8% CONVERTIBLE SUBORDINATED NOTES DUE 2007
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         This prospectus supplement relates to the offer and sale from time to time by certain selling securityholders of our 4 7/8% Convertible Subordinated Notes due 2007 and the shares of our class A common stock into which the convertible notes are convertible.

         This prospectus supplement should be read in conjunction with the prospectus dated June 30, 2000, and supplement no. 1 to the prospectus dated July 14, 2000, supplement no. 2 to the prospectus dated August 8, 2000, supplement no. 3 to the prospectus dated October 27, 2000, and supplement no. 4 to the prospectus dated March 23, 2001, each of which is to be delivered with this prospectus supplement. The definitions for any capitalized terms used in this prospectus supplement are included in the prospectus.

                             SELLING SECURITYHOLDERS

         The information in the table included under the heading "Selling Securityholders" in the prospectus is superceded in part by the information appearing in the following table:

                                            PRINCIPAL AMOUNT OF    SHARES OF CLASS A      SHARES OF CLASS A
                                             CONVERTIBLE NOTES     COMMON STOCK OWNED    COMMON STOCK OFFERED
                                            BENEFICIALLY OWNED       PRIOR TO THE             HEREBY (1)
              NAME                          AND OFFERED HEREBY         OFFERING

James Campbell Corporation                     $     449,000                                       9,881

The Estate of James Campbell                   $     593,000                                      13,050

Goldman Sachs and Company                      $   4,425,000                                      97,381

UBS Warburg LLC                                $   1,975,000                                      43,464

Other current and future holders of            $(220,724,000)                                 (4,857,482)
convertible notes (2)

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         (1)      Assumes a conversion price of $45.44 per share and the payment of cash in lieu of fractional shares.

         (2) Information concerning other selling securityholders, including current holders of convertible notes for which we have not received current information regarding their holdings of convertible notes and class A common stock, or information reflecting transfers of their convertible notes and class A common stock to other selling securityholders, will be included in supplements to this prospectus, if required. For purposes of this table, we have assumed that such holders do not beneficially own any other shares of class A common stock, other than the shares issuable upon conversion of the convertible notes.


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  SEE "RISK FACTORS" BEGINNING ON PAGE OF THE PROSPECTUS FOR CERTAIN RISKS YOU
 SHOULD CONSIDER BEFORE YOU PURCHASE ANY CONVERTIBLE NOTES OR SHARES OF CLASS A
                                 COMMON STOCK.

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Neither the SEC nor any state securities commission has approved or determined whether the prospectus or this prospectus supplement is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
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              The date of this prospectus supplement is May 9, 2001


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